Exhibit 10.37

FIRST AMENDMENT

TO

THE TRAVELERS DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2009)

The Travelers Deferred Compensation Plan (As Amended and Restated Effective January 1, 2009) is hereby amended effective January 1, 2010 as follows:

I.

Section 2.2 is amended by restating subsection (n) to read as follows:

(n)                                 For purposes of applying a Deferral Election under this Plan, “Salary” does not include long-term disability payments received from any source by the Participant.  Further, for purposes of applying a Deferral Election under this Plan, in the case of a Participant who transfers during the Plan Year to employment with a foreign affiliate of the Company or to work in a foreign assignment for the Company or a U.S. affiliate of the Company, (i) “Salary” does not include amounts paid to the Participant for services rendered for such foreign affiliate after such transfer or during such foreign assignment, and (ii) “Incentive Compensation” does not include that portion of the Incentive Compensation (as otherwise determined) attributable to services rendered for such foreign affiliate after such transfer or during such foreign assignment (for this purpose, Incentive Compensation shall be deemed to be earned ratably over the Plan Year or that portion of the Plan Year during which he/she is employed with the Company or affiliate of the Company).

/s/ John P. Clifford Jr.
John P. Clifford Jr.
Executive Vice President — Human Resources

Dated: December 21, 2009